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                                                                       EXHIBIT 7

                            GOVERNANCE AGREEMENT

                                   BY AND

                                    AMONG

                            INFOSEEK CORPORATION

                           A DELAWARE CORPORATION,

                          DISNEY ENTERPRISES, INC.,

                           A DELAWARE CORPORATION

                                     AND

                          THE WALT DISNEY COMPANY,

                           A DELAWARE CORPORATION


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                            GOVERNANCE AGREEMENT

     This Governance Agreement (hereinafter the "Agreement") is made as of June 18, 1998, by and among Disney Enterprises, Inc., a Delaware corporation ("DEI"), The Walt Disney Company, a Delaware corporation ("TWDC") (DEI and TWDC are together referred to herein as the "Purchaser" and for all purposes hereunder are treated as a single person), and Infoseek Corporation, a Delaware corporation (the "Company" which term, during the Interim Period, shall be deemed to refer to Infoseek Corporation, a California corporation, the parent corporation of the Delaware corporation until the Effective Time). This Agreement shall be effective on the date hereof; provided, however, that this Agreement shall terminate in its entirety, and be of no further force and effect in the event that the Merger Agreement (as defined in Article I below) terminates pursuant to Section 8 thereof.

     A. The Company and DEI have executed the Merger Agreement and entered into those certain Transaction Agreements (as defined in the Merger Agreement);

     B. The Company and the Purchaser desire, in connection with the consummation of the several transactions contemplated by the Merger Agreement, to make certain covenants and agreements with one another pursuant to this Agreement;

     C. It is a mutual condition to the execution of the Merger Agreement that the Purchaser and the Company shall have entered into this Agreement.

     NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Purchaser and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.

     "Beneficially Own" or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

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          "Change in Control of the Company" shall mean any of the
following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving corporation following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 25% or more of the Total Current Voting Power of the Company; (iii) a sale of all or substantially all the assets of the Company; or (iv) a liquidation or dissolution of the Company.

     "Change in Control of the Purchaser" shall mean, with respect to either of TWDC or DEI, any of the following: (i) a merger, consolidation or other business combination or transaction to which such person is a party if the shareholders of such person immediately prior to the effective date of such merger, consolidation or other business combination or transaction have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving corporation following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of voting securities of such person representing 50% or more of the Total Current Voting Power of such person; (iii) a sale of all or substantially all the assets of such person; or (iv) a liquidation or dissolution of such person.

     "Closing" shall have the meaning set forth in the Merger Agreement.

     "Company Competitor" shall mean Yahoo! Inc., Lycos, Inc., Excite, Inc., Netscape Communications Corporation, Microsoft Corporation, CNET, America Online, Inc. or any of their respective Affiliates, or any successor thereto.

     "Company Common Stock" shall mean shares of the Common Stock of the Company.

     "Company Controlled Corporation" shall mean a corporation of which the Company owns not less than 80% of the outstanding voting power entitled to vote in the election of directors of such corporation.

     "Company Acquisition Issuance Notice" shall have the meaning set forth in
Section 3.1(c)(i).

     "Company Financing Issuance Notice" shall have the meaning set forth in
Section 3.1(b)(i).

     "Company's Notice" shall have the meaning set forth in Section 3.1(c) below.

     "Company's Other Issuance Notice" shall have the meaning set forth in
Section 3.1(d).

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     "Disinterested Board Approval" shall mean the affirmative vote or written consent of a majority of the Disinterested Directors duly obtained in accordance with the applicable provisions of the Company's bylaws and applicable law.

     "Disinterested Director" means, during the Standstill Period, a member of the Board of Directors of the Company who is not a Purchaser Director and, after the Standstill Period, a member of the Board of Directors of the Company who is an Independent Director.

     "Disinterested Shareholder" shall mean any shareholder of the Company who is not the Purchaser or an Affiliate of the Purchaser or a member of a 13D Group in which the Purchaser or an Affiliate of the Purchaser is also a member.

     "Disinterested Shareholder Approval" shall mean the affirmative vote or written consent of greater than 50% of the Total Current Voting Power of all Disinterested Shareholders duly obtained in accordance with the applicable provisions of the Company's bylaws and applicable law.

     "Effective Time" shall have the meaning set forth in the Merger Agreement.

     "Estimated Purchase Price" shall have the meaning set forth in Section 3.1(b).

     "Event Requiring Disinterested Board Approval" shall mean: (i) any amendment to the Company's bylaws or Certificate of Incorporation, (ii) any transaction between the Company (or any Affiliate of the Company) and the Purchaser (or any Affiliate of the Purchaser), except with respect to the several transactions contemplated by the various agreements between the Company and the Purchaser entered into on the date hereof, which (a) requires payments by any party in excess of $5 million or (b) contemplates a term equal to or in excess of three years, (iii) adoption of a "poison pill" share purchase rights plan by the Company, or any amendment of, or redemption or exchange of, rights issued pursuant to any such plan provided that, such plan excludes from the definition of "Acquiring Person" therein Purchaser and wholly owned (direct or indirect) subsidiaries of the Purchaser so long as neither Purchaser nor any Purchaser Affiliate has breached Section 2.1(a), (d), (e) or (f) of this Agreement and so long as Purchaser Beneficially owns at least 5% of the Total Current Voting Power, (iv) any transfer of any Shares or Non-Voting Convertible Securities by the Purchaser to a Company Competitor in a private placement (as opposed to a public offering), (v) during the Standstill Period, any transfer of 25% or more of the Voting Stock by the Purchaser in a private placement (as opposed to a public offering) to any single person or 13D Group, (vi) commencing a tender offer or exchange offer by Purchaser or any Affiliate of Purchaser (or any 13D Group that includes Purchaser or any Affiliate of Purchaser) to purchase or exchange for cash or other consideration any Voting Stock, except for a Purchaser Tender Offer made (A) during a Third Party Tender Offer, or (B) following a Standstill Termination Event so long as the cause of the Standstill Termination Event was not a Purchaser Tender Offer, (vii) any of the events described in Sections 2.1(d), 2.1(e) or 2.1(f) below, (viii) any termination by the Purchaser (not the Company) of that certain License Agreement of even date herewith between DEI and the Company (A) pursuant to Section 10.1(b) thereof, at any time after a majority of

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the members of the Company's Board of Directors are Purchaser Directors, (B)
pursuant to Section 10.1(a) thereof if the event that causes Purchaser to have the right to terminate pursuant to such Section 10.1(a) is (y) a transfer by the Purchaser of Shares which results in a third party owning 25% or more of the Total Current Voting Power of the Company (other than a transfer pursuant to a Third Party Tender Offer whether for 25% of the Total Current Voting Power or a greater or lesser amount) or (z) after a majority of the members of the Company's Board of Directors are Purchaser Directors, an issuance of shares of common stock by the Company which results in a third party owning 25% or more of the Total Current Voting Power of the Company, or (C) pursuant to Section 10.1(c) thereof if the event that causes the Purchaser to have the right to terminate pursuant to Section 10.1(c) is that the Purchaser, in its capacity as a shareholder (and not as a creditor) of the Company, has applied for or actively supported the appointment of a receiver for the Company or a Company Controlled Corporation and such receiver has been appointed, (ix) a transfer by the Purchaser of Shares which results in a third party owning 25% or more of the Total Current Voting Power of the Company (other than a transfer pursuant to Third Party Tender Offer whether for 25% of the Total Current Voting Power or a greater or lesser amount) (x) during the Standstill Period, or after the Standstill Period, unless the Purchaser owns 50% or more of the Total Current Voting Power, any of items (i) through (iv) set forth as an Event Requiring Disinterested Shareholder Approval, (xi) any dissolution or liquidation of the Company or a Company Controlled Corporation, (xii) voluntary filing of a petition for bankruptcy or receivership by the Company or a Company Controlled Corporation, or the failure to oppose any other person's petition for bankruptcy or any other person's action to appoint a receiver of the Company or a Company Controlled Corporation, or (xiii) any amendment, modification or waiver (including a termination other than in accordance with the various termination provisions contained herein) of any of the provisions of this Agreement.

     "Event Requiring Disinterested Shareholder Approval" shall mean: (i) the amendment of any portion of the Company's bylaws that effectuates therein the provisions of Section 4.1 or 4.2 of this Agreement, (ii) a sale or disposition of all or substantially all of the Company's assets, (iii) except with respect to the several transactions contemplated by the various agreements between the Company and the Purchaser entered into as of the date hereof, the issuance of securities of the Company representing 20% or more of (a) the then Total Outstanding Company Equity or (b) the then Total Current Voting Power of the Company, or (iv) a merger, consolidation, or other reorganization of the Company with or into Purchaser or any Affiliate of the Purchaser.

     "Event Requiring Supermajority Board Approval" shall mean (i) any amendment of the Company's bylaws or the Company's Certificate of Incorporation, (ii) a Change in Control of the Company or any subsidiary of the Company, (iii) a sale of more than 15% of the total assets of the Company or any subsidiary of the Company, (iv) issuances of securities of the Company representing 15% or more of the Total Current Voting Power, (v) the sale or issuance of any securities of the Company for consideration of $200 million or more, (vi) transactions involving expenditures of cash by the Company or any subsidiary or incurrence of indebtedness by the Company or any subsidiary, in either case, in excess of $200 million, or (vii) appointment of a new Chief Executive Officer of the

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Company; provided that, during the Interim Period, the amount of consideration set forth in clauses (v) and (vi) above shall be $25 million.

     "Excess Directors" shall have the meaning set forth in Section 3.2(e).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, as of any date of determination, (i) in the case of Company Common Stock, the average of the closing sale prices of Company Common Stock during the 10 trading days immediately preceding such date of determination on the principal U.S. or foreign securities exchange on which such Company Common Stock is listed or, if such Company Common Stock is not listed or primarily traded on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the 10-day period preceding such date of determination on Nasdaq or any comparable system then in use or, if no such quotations are available, the fair market value of such security as of such date of determination as determined in good faith by a majority of the Independent Directors and (ii) in the case of property other than cash or a security, the fair market value of such property on such date of determination as determined in good faith by a majority of Independent Directors; provided, however, if Purchaser disputes such determination, then the fair market value shall be as determined by two Investment Banks, with one Investment Bank to be selected by each of the Company and the Purchaser for such purpose. Each such Investment Bank shall determine the fair market value and shall deliver its written valuation to the Company and the Purchaser within thirty (30) days after selection. In the event that such Investment Banks do not agree on the fair market value, the fair market value shall be the average of the two valuations, except that if the higher of the two valuations is greater than 100% of the lower valuation, the Investment Banks shall select another Investment Bank of similar qualifications who shall determine the fair market value independently of such selection in accordance with the procedures specified in the foregoing sentence. None of the Company, the Purchaser or the initial Investment Banks shall provide the third Investment Bank with information regarding the valuation of the initial Investment Banks. The valuation of the third Investment Bank shall be arithmetically averaged with the two prior valuations and the valuation farthest from the average of the three valuations shall be disregarded. The fair market value shall be the average of the two remaining valuations. The Company and the Purchaser shall each pay one-half of the expense of the valuation.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independent Director" shall mean a director of the Company (i) who is not and has never been an officer or employee of the Company, any Affiliate of the Company or of an entity that derived 10% or more of its revenues in its most recent fiscal year from transactions involving the Company or any Affiliate of the Company, (ii) who is not and has never been an officer or employee and is not currently a director of Purchaser or any Affiliate of Purchaser or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving Purchaser or any Affiliate of Purchaser and (iii) who has no compensation, consulting or contracting arrangement with the Company,

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Purchaser or their respective Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of the Company or Purchaser, respectively, and shall, by definition, not include any Purchaser Director.

     "Interim Period" shall mean the period of time from the date first written above until the Effective Time.

     "Investment Bank" means any nationally recognized investment banking firm that has not had any significant relationship with the Company or its Affiliates or the Purchaser or its Affiliates in the last 12 months.

     "Merger Agreement" shall mean that certain Agreement and Plan of Reorganization by and among Starwave Corporation, a Washington corporation, and the parties hereto except TWDC.

     "Nasdaq" shall mean the Nasdaq Stock Market.

     "New Securities" shall mean an issuance by the Company of Voting Stock or Non-Voting Convertible Securities, excluding any such issuance (i) upon exercise, conversion or exchange of any security convertible into or exercisable or exchangeable for Voting Stock outstanding on the date of this Agreement (including, but not limited to Non-Voting Convertible Securities issued under the Company's 1996 Stock Option/Stock Issuance Plan), (ii) upon exercise of any option, warrant or other right to acquire any Voting Stock or Non-Voting Convertible Securities that was previously subject to the Purchaser's right to maintain under Section 3.1 below, (iii) of Voting Stock and Warrants to Purchaser in connection with the several transactions contemplated by the Merger Agreement and Securities Purchase Agreement, or (iv) Securities issued pursuant to the exercise by the Purchaser of its rights pursuant to Section 3.1 below.

     "Non-Voting Convertible Securities" shall mean any securities of the Company which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock of the Company.

     "Purchase Price" shall have the meaning set forth in Section 3.1(a) below.

     "Purchaser Competitor" shall mean Time Warner Inc., NewsCorp, Viacom Inc., Sony Corporation, Seagrams/Universal, Dreamworks SKG, MGM, Polygram, CBS Corporation, NBC, TCI Satellite Entertainment Inc., USA Networks Inc., America Online, Inc., Microsoft Corporation and any of their respective Affiliates, or any successor thereto.

     "Purchaser Controlled Corporation" shall mean a corporation of which the Purchaser owns not less than 80% of the outstanding voting power entitled to vote in the election of directors of such corporation.

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     "Purchaser Director" shall mean a member of the Board of Directors of the
Company who (i) is designated for such position by Purchaser in accordance with
Section 3.2 below, or (ii) is or has been an officer or employee of Purchaser or any Affiliate of Purchaser or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving Purchaser or any Affiliate of Purchaser, or (iii) has a compensation, consulting or contracting arrangement with Purchaser or any of its Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of Purchaser.

     "Purchaser's Acquisition Issuance Notice" shall have the meaning set forth in Section 3.1(c)(ii).

     "Purchaser's Financing Issuance Notice" shall have the meaning set forth in
Section 3.1(b)(ii).

     "Purchaser's Pro Rata Portion" shall mean either (i) in the case of any issuances of New Securities for cash consideration in the manner described in
Section 3.1(b) hereof, 43% of the number of New Securities, or (ii) in the case of any issuance of New Securities for non-cash consideration in the manner described in Section 3.1(c) hereof that number of New Securities that solves for "X" according to the following formula: X/(the number of New Securities +
X)=43%.

     "Purchaser Pro Rata Vote Threshold" means 43% of the Total Current Voting Power.

     "Purchaser Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by the Purchaser or any Affiliate of the Purchaser (or any 13D Group that includes Purchaser or any Affiliate of Purchaser) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire 100% of the Total Current Voting Power of the Company then in effect (other than Shares owned by the Purchaser or any Affiliate of the Purchaser) and is conditioned (which condition may not be waived) on a majority of the shares of Voting Stock held by Disinterested Shareholders being tendered and not withdrawn with respect to such offer.

     "Purchaser's Notice" shall have the meaning set forth in Section 3.1(c) below.

     "Response Notice" shall have the meaning set forth in Section 2.3(a)(ii) below.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" shall mean that certain Common Stock and Warrant Purchase Agreement, between the Company and TWDC.

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     "Shares" shall mean any shares of Voting Stock that are Beneficially Owned by the Purchaser, including any share of Voting Stock acquired upon exercise of any Warrants, but specifically excluding any shares of Company Common Stock subject to the Warrant or any other Non-Voting Convertible Securities that have not yet been exercised, converted or exchanged for Voting Stock.

     "Share Repurchase Price" shall have the meaning set forth in Section 2.5 below.

     "Standstill Limit" shall mean 49.9% of  the Total Current Voting Power.

     "Standstill Period" shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event.

     "Standstill Reinstatement Event" shall mean the occurrence of either of the
following prior to the third anniversary of the Closing:   (i) withdrawal or
termination of a Third Party Tender Offer at any time during which a Purchaser Tender Offer is not then pending or (ii) withdrawal, termination, or material alteration of a Purchaser Tender Offer other than an increase in price.

     "Standstill Revised Limit" shall mean the percentage of the Total Current Voting Power represented by all Shares held by the Purchaser as of the occurrence of a Standstill Reinstatement Event.

     "Standstill Termination Event" shall mean the earliest to occur of the following: (i) the third anniversary of the Closing, (ii) a Change in Control of the Company, (iii) a Third Party Tender Offer, (iv) a Purchaser Tender Offer, or (v) any person who is not the Purchaser or an Affiliate of the Purchaser or 13D Group to which the Purchaser or an Affiliate of the Purchaser is a member has acquired any Voting Stock which results in such person or 13D Group owning or having the right to acquire more than 25% of the Total Current Voting Power unless such acquisition of shares by such person or 13D Group was approved by the Company's Board of Directors pursuant to Supermajority Board Approval; provided however, that upon a Standstill Reinstatement Event, the Standstill Termination Event shall be deemed not to have occurred and the Standstill Period shall be deemed to be reinstated except that, upon the third anniversary of the Closing, the Standstill Period shall be permanently terminated for all purposes hereunder; and provided further that, upon a Standstill Reinstatement Event, if the Standstill Revised Limit is greater than the Standstill Limit, then the Standstill Revised Limit and not the Standstill Limit shall thereafter be deemed the Standstill Limit for all purposes hereunder.

     "Supermajority Board Approval" shall mean the affirmative vote of 75% or more of the members of Company's Board of Directors; provided that, during the Interim Period or at any time that Purchaser Beneficially Owns more than 25% of the Total Current Voting Power of the Company and, notwithstanding that Purchaser voted all shares Beneficially Owned by Purchaser in the most recent election of members of the Board of Directors of the Company for all of the designees of Purchaser to the Board of Directors of the Company (which number of designees was the maximum number Purchaser was entitled to designate pursuant to the provisions of Section 3.2(b)), the number of Purchaser Directors is fewer than the number Purchaser is entitled to designate pursuant to the provisions

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of Section 3.2(b), a Supermajority Board Approval shall not be deemed to have been obtained unless the written consent of Purchaser shall have been obtained with respect to the Event Requiring Supermajority Board Approval.

     "Third Party Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a person or 13D Group (which is not made by and does not include any of the Company, the Purchaser or any Affiliate of either of them) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire 25% or more of the then Total Current Voting Power of the Company.

     "Total Current Voting Power" shall mean, with respect to any corporation the total number of votes which may be cast in the election of members of the Board of Directors of the corporation if all securities entitled to vote in the election of such directors are present and voted.

     "Total Outstanding Company Equity" shall mean the total number of shares of outstanding capital stock of the Company, on a fully diluted basis assuming the conversion, exchange or exercise of all outstanding securities, whether vested or unvested, convertible, exchangeable or exercisable into or for Company Common Stock.

     "Transfer Notice" shall have the meaning set forth in Section 2.3(a)(i) below.

     "Voting Stock" shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

     "Warrants" shall mean those certain warrants exercisable to purchase Company Common Stock sold to TWDC pursuant to the Securities Purchase Agreement and any warrants acquired by the Purchaser from the Company pursuant to the exercise of Purchaser's rights under Section 3.1 below.

     "Warrant Coverage" shall have the meaning set forth in Section 3.1(a)(ii) below.

     "Warrant Price" shall have the meaning set forth in Section 3.1(a)(ii) below.

     "Warrant Repurchase Price" shall have the meaning set forth in Section 2.5 below.

     "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a
Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.


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                                 ARTICLE II

             THE PURCHASER'S COVENANTS AND THE COMPANY'S RIGHTS

     2.1  THE PURCHASER'S STANDSTILL OBLIGATIONS.

          (a) Notwithstanding anything to the contrary contained herein and only during the Standstill Period, none of the Purchaser, any Affiliate of the Purchaser or any 13D Group of which Purchaser or any of its Affiliates is a member shall, directly or indirectly, acquire or Beneficially Own Voting Stock or authorize or make a tender offer, exchange offer or other offer therefor, if the effect of such acquisition would be to increase the percentage of Total Current Voting Power represented by all Shares Beneficially Owned by the Purchaser (including any Shares acquired by the Purchaser pursuant to the exercise of any Warrant but excluding any Shares that remain subject to the Warrant) to more than the Standstill Limit, provided that, the foregoing shall not prohibit the Purchaser and/or any of its Affiliates from making a Purchaser Tender Offer during the Standstill Period that has been approved by a majority of Disinterested Directors.

          (b) The Purchaser shall not be deemed to have violated its covenants under this Section 2.1 by virtue of any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by Shares Beneficially Owned by the Purchaser or its Affiliates if such increase is the result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company's Affiliates that have the effect of reducing the Total Current Voting Power.

          (c) During the Standstill Period, the Purchaser shall notify the Company of the Purchaser's acquisition of the Beneficial Ownership of Voting Stock or Non-Voting Convertible Securities (other than pursuant to the Securities Purchase Agreement, the Warrant or an exercise of Purchaser's rights to maintain set forth in Article III of this Agreement) promptly after each such acquisition and in any event not more than five (5) business days thereafter. All of the Purchaser's acquisitions of Shares shall comply with applicable federal and state securities laws and be subject to the provisions of this Agreement.

          (d) During the Standstill Period, the Purchaser shall not, without first obtaining Disinterested Board Approval, solicit proxies with respect to any Voting Stock, nor shall it become a "participant" in any "election contest" (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company. Purchaser shall not be deemed to be such "participant" merely by reason of the membership of the Purchaser's Directors on the Company's Board of Directors pursuant to the terms of this Agreement.

          (e) During the Standstill Period, the Purchaser shall not, without first obtaining Disinterested Board Approval, deposit any shares of Voting Stock in a voting trust or, except as

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otherwise provided or contemplated herein (including Section 2.4 hereof), or subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock.

          (f) During the Standstill Period, the Purchaser shall not, without first obtaining Disinterested Board Approval, join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities.

     2.2  THE PURCHASER'S TRANSFER RESTRICTIONS.

          (a) Unless the Purchaser Beneficially Owns less than 5% of the Total Current Voting Power or until the Purchaser owns at least 90% of the Total Current Voting Power, the Purchaser shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, any Shares or Non-Voting Convertible Securities except: (i) to the Company; (ii) to a Purchaser Controlled Corporation, so long as such Purchaser Controlled Corporation agrees to hold such Shares subject to all of the provisions of Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of this Agreement, and agrees to transfer such Voting Stock to the Purchaser or another Purchaser Controlled Corporation if it ceases to be a Purchaser Controlled Corporation; (iii) after the Standstill Period, pursuant to a bona fide firmly underwritten public offering (which underwriter or underwriters of such offering shall include, if requested by a majority of the Disinterested Directors, an underwriter selected by a majority of the Disinterested Directors) registered under the Securities Act; (iv) after the Standstill Period, pursuant to a rights offering, dividend or other pro rata distribution to the stockholders of the Purchaser; (v) after the Standstill Period, pursuant to Rule 144 promulgated under the Securities Act (including observance of the requirements of paragraph (f) of such rule, whether or not otherwise applicable to such disposition); (vi) after the Standstill Period, in private placement transactions exempt from the registration requirements of the Securities Act; provided that if such private placement transactions described in this subclause, directly or indirectly, result in the transfer to any single person or 13D Group of 5% or more of the Total Current Voting Power of the Company, such transfer shall be subject to the provisions of Section 2.3 below; (vii) in response to a bona fide public tender offer or exchange offer subject to Regulation 14D or Rule 13e-3 promulgated under the Exchange Act for cash or other consideration which is made by or on behalf of the Company, or (viii) in response to a Third Party Tender Offer (whether for 25% of the Total Current Voting Power or a greater or lesser amount) which is not opposed by the Board of Directors of the Company within the time such Board is required, pursuant to the rules and regulations promulgated under the Exchange Act, to advise Company shareholders of such Board's position on such offer, or (ix) in response to any Third Party Tender Offer which, if successful, would result in such person or group owning or having the right to acquire more than 50% of the Total Current Voting Power.

          (b) Notwithstanding the foregoing paragraph, unless the Purchaser Beneficially Owns less than 5% of the Total Current Voting Power or until the Purchaser owns at least 90% of the Total Current Voting Power, any sale, transfer or other disposition that constitutes an Event Requiring
Disinterested

Board Approval under subclause (iv) or (v) of the definition thereof shall be prohibited, unless Disinterested Board Approval is first obtained in connection with such proposed transfer. In addition, except in the case of a bona fide offer or proposal that, if consummated, would result in a Change in Control of the Company (in which event the following restrictions would terminate), unless the Purchaser Beneficially Owns less than 5% of the Total Current Voting Power or until the Purchaser owns at least 90% of the Total Current Voting Power, the Purchaser agrees (i) not to transfer any Shares acquired upon exercise of any Warrants for a one year period after the date of the acquisition of such Shares, except to a Purchaser Controlled Corporation or upon the occurrence of a Third Party Tender Offer as described in paragraph
(a) (vii), (viii) or (ix) above and (ii) not to transfer any Warrants except to a Purchaser Controlled Corporation.

      (c) No Transferee of the Shares or Non-Voting Convertible Securities sold, transferred or otherwise disposed of by the Purchaser as permitted by this Section 2.2 shall be bound (other than a Purchaser Controlled Corporation after a transfer of shares in accordance with the provisions of (a)(ii) of this Section) by the terms of this Agreement, nor shall such transferee be entitled, in any manner whatsoever, to any rights afforded Purchaser under this Agreement (other than a Purchaser Controlled Corporation after a transfer of Shares in accordance with the provisions of (a)(ii) of this Section.)

      (d) Any attempted sale, transfer or other disposition by Purchaser or a Purchaser Controlled Corporation which is not in compliance with this
Section 2.2 shall be null and void.

      2.3   THE COMPANY'S RIGHT OF FIRST REFUSAL.

            (a) Unless the Purchaser Beneficially Owns Shares representing less than 5% of the Total Current Voting Power or until the Purchaser owns at least 90% of the Total Current Voting Power, prior to the Purchaser effecting any sale, transfer or other disposition of Shares or Non-Voting Convertible Securities pursuant to Section 2.2(a)(vi) above, the Company shall have a first refusal right to purchase such Shares or Non-Voting Convertible Securities on the following terms and conditions:

                   (i) The Purchaser shall give prior notice (the "Transfer Notice") to the Company in writing of such intention, specifying the name of the proposed purchaser or transferee, the number of Shares or Non-Voting Convertible Securities proposed to be sold or transferred, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

                   (ii) The Company shall have the right, exercisable by written notice given by the Company to the Purchaser within ten (10) business days after receipt of such Transfer Notice (the "Response Notice"), to purchase all, but not less than all the Shares or Non-Voting Convertible Securities specified in such Transfer Notice for cash at the price per share or, if consideration other than cash is specified in the Transfer Notice, in an amount equal to the Fair Market Value of such non-cash consideration, specified in the Transfer Notice.

                   (iii) If the Company exercises its right of first refusal hereunder, the Closing of the purchase of the Shares or Non-Voting Convertible Securities with respect to which such right has been exercised shall take place within sixty (60) calendar days after the Company gives the Response Notice to the Purchaser or, if later, within 5 business days of the determination of the Fair Market Value of any non-cash consideration. Upon exercise of its right of first refusal, the Company and the Purchaser shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

                   (iv) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, the Purchaser shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise, to sell the Shares or Non-Voting Convertible Securities specified in such Transfer Notice to the proposed purchaser or transferee specified in such Transfer Notice and on terms not materially less favorable to the Purchaser than the terms specified in such Transfer Notice.

            (b) The Company may assign its right of first refusal hereunder to any other person or persons except a Purchaser Competitor.

      2.4   THE PURCHASER'S VOTING OBLIGATIONS.

            (a) The Purchaser shall take such action as may be required so that all shares of Voting Stock Beneficially Owned by the Purchaser are voted for or cast in favor of: (i) during the Standstill Period, nominees to the Board of Directors of the Company in accordance with this Agreement and the joint recommendations of management of the Company and a majority of the Disinterested Directors, (ii) increases in the authorized capital stock of the Company and amendments to stock option plans and employee stock purchase plans, in each case approved by the Company's Board of Directors, and (iii) all matters approved by a majority of the Purchaser's Directors whether such matters are submitted to a vote, action by written consent or other approval of the holders of Voting Stock of the Company.

            (b) Unless otherwise approved by a majority of the Disinterested Directors, during the Standstill Period, on all matters submitted to the vote, written consent or approval of the holders of Voting Stock other than those matters set forth in clauses (i), (ii) or (iii) of paragraph (a) above, the Purchaser shall take such action as may be required so that all Shares of Voting Stock Beneficially Owned by the Purchaser which are in excess of the number of Shares representing the Purchaser Pro Rata Voting Threshold are voted or cast on all matters submitted to a vote, consent or other approval of the shareholders of the Company on each such matter in the same proportion as the votes cast by the Voting Stock held by the Disinterested Shareholders with respect to such matters.

            (c)    Except as set forth in paragraphs (a) and (b) above, and in
Section 3.2(c) below, nothing in this Agreement shall preclude the Purchaser from voting shares of Voting Stock which it Beneficially Owns in such manner as the Purchaser determines, in its sole discretion, on any matter presented to the holders of Voting Stock for a vote, consent or other approval; provided, however, that, in no event shall the Purchaser exercise dissenter's rights under applicable law in connection with any merger, consolidation or other reorganization which is approved by the Company's Board of Directors and which is intended to qualify for pooling-of-interests accounting treatment (to be reflected in a comfort letter from a nationally recognized accounting firm in customary form) and in connection with any such pooling-of-interests transaction, Purchaser hereby covenants to enter into a standard affiliate lock-up agreement if requested by the Company, regardless of the manner in which the Purchaser may have voted or cast Shares of Voting Stock Beneficially Owned by the Purchaser with respect to such transaction.

            (d) So long as the Purchaser Beneficially Owns at least 10% of the Total Current Voting Power, the Purchaser, as the holder of Shares (or, if applicable, any Purchaser Controlled Corporation), shall be present, in person or by proxy, at all meetings of shareholders of the Company so that all shares of Voting Stock held by the Purchaser (or such Purchaser Controlled Corporation) may be counted for purposes of determining the presence of a quorum at such meetings.

     2.5 THE COMPANY'S REPURCHASE RIGHT. If at any time there is a Change in Control of the Purchaser and Purchaser does not then Beneficially Own Shares representing a majority of the then Total Current Voting Power of the Company, then the Company shall have the right to purchase all, but not less than all, of the Shares and the Warrants then owned by the Purchaser and its Affiliates, at any time not to exceed sixty (60) days after Purchaser informs the Company in writing of such Change in Control of the Purchaser, provided that, not later than 10 business days after receipt of such notice, the Company notifies the Purchaser in writing of its intent to exercise the right of repurchase under this Section 2.5. The purchase price per share of such Shares shall be the Fair Market Value thereof as of the date of occurrence of the Change in Control of the Purchaser (the "Share Repurchase Price") and the purchase price for any Warrant(s) shall be the purchase price of such Warrant(s) paid by Purchaser to the Company for such Warrant(s) (the "Warrant Repurchase Price"). Payment of the Share Repurchase Price and the Warrant Repurchase Price, as applicable, shall be made by the Company in cash (by wire transfer) to the Purchaser within the 60-day period specified above. The Company may not assign its right of repurchase under this Section except to a Company Controlled Corporation.


                                 ARTICLE III

             THE COMPANY'S COVENANTS AND THE PURCHASER'S RIGHTS


3.1   THE PURCHASER'S RIGHTS TO MAINTAIN.

            (a)    IN GENERAL

                   (i) During the Standstill Period, provided that the Purchaser Beneficially Owns at least 10% of the Total Outstanding Company Equity, if the percentage interest of the Purchaser in the Total Outstanding Company Equity is or would be reduced at any time as a result of an issuance of New Securities (as described in subsections (b), (c) and (d) below), the Purchaser shall have the right to purchase for cash the Purchaser's Pro Rata Portion, in whole or in part, at an aggregate purchase price equal to the product of the price per share at which such New Securities were or will be sold in such issuance (as determined in accordance with subsection (b), (c)or (d) below, as applicable) multiplied by the Purchaser's Pro Rata Portion or any part thereof (the "Purchase Price").

                   (ii) In addition, upon any issuance of New Securities, and only if any of (A) the Purchaser purchases at least 15% of the Purchaser's Pro Rata Portion from the Company or in the market in accordance with paragraph (c)(iv) below, or (B) during the Standstill Period, the Purchaser owns at least 35% of the Total Outstanding Company Equity or (C) after the Standstill Period, the Purchaser owns at least 30% of the Total Outstanding Company Equity, then the Purchaser shall also have the right to purchase for cash a Warrant of the Company exercisable for such number of New Securities, either (A) in the event of an issuance of New Securities in the manner described in paragraph (b) of this Section, then equal to 15% of the New Securities, or (B) in the event of an issuance of New Securities in the manner described in paragraph (c) of this Section, then equal to 15% of the New Securities plus that number of New Securities of the Purchaser's Pro Rata Portion actually purchased by the Purchaser (either (A) or (B) as applicable, the "Warrant Coverage"). Any such Warrant shall be in the form of the Warrants purchased by the Purchaser pursuant to the Securities Purchase Agreement, provided however, that any Warrants purchased hereunder shall be fully vested and exercisable, and the per share exercise price for such New Securities underlying such Warrant shall be equal to the price per share at which such New Securities were sold in such issuance of such New Securities (as determined in accordance with subsection (b), (c) or (d) below, as applicable). In connection with the exercise of its rights under this paragraph, Purchaser shall pay the Company in cash for any such Warrant an amount determined by (A) the Company and the Purchaser or (B) an Investment Bank mutually agreed upon by the Company and the Purchaser to be the fair market value (based on a Black-Scholes option pricing model) of such Warrant (the "Warrant Price"). If the Company and the Purchaser cannot agree on a Warrant Price or Investment Bank within thirty (30) days after the Company's receipt of the applicable Purchaser's Notice, then the Warrant Price shall be determined (on a Black-Scholes option pricing model) by two Investment Banks, with one Investment Bank to be selected by each of the Company and the Purchaser for such purpose. Unless otherwise waived by the Company or the Purchaser, respectively, the Investment Banks selected pursuant to the preceding sentence shall not have had any significant relationship with the Purchaser or the Company, respectively, during the prior twelve month period. Each such Investment Bank shall determine fair market value by reference to the Black-Scholes option pricing model and shall deliver its written valuation to the Company and the Purchaser within thirty (30) days after selection. In the event that such Investment Banks do not agree on the fair market value, the fair market value shall be the average of the two valuations, except that if the higher of the two valuations is greater than 100% of the lower valuation, the Investment Banks shall select another Investment Bank of similar qualifications who shall determine the fair market value independently of such selection in accordance with the procedures specified in the foregoing sentence. None of the Company, the Purchaser or the initial Investment Banks shall provide the third Investment Bank with information regarding the valuation of the initial Investment Banks. The valuation of the third Investment Bank shall be arithmetically averaged with the two prior valuations and the valuation farthest from the average of the three valuations shall be disregarded. The fair market value shall be the average of the two remaining valuations. The Company and the Purchaser shall each pay one-half of the expenses of the valuations.

          (b)    FINANCING ISSUANCES.

                 (i) No less than ten (10), and no more than thirty (30), calendar days prior to the issuance and sale of any New Securities for cash consideration in a financing transaction (which shall not include any transaction specifically described in subsections (c) or (d) below), the Company shall notify the Purchaser of the Company's intention to make such issuance by written dated notice (the "Company's Financing Issuance Notice") setting forth the number and type of New Securities, the calculation of the Purchaser's Pro Rata Portion, the closing price of the Company Common Stock on the prior trading day, and the Warrant Coverage.

                 (ii) Within seven (7) calendar days after receipt by the Purchaser of the Company's Financing Issuance Notice, the Purchaser shall notify the Company by written notice (the "Purchaser's Financing Issuance Notice") stating whether the Purchaser desires to buy the Purchaser's Pro Rata Portion, or any part thereof, for the Purchase Price and, if entitled to a Warrant pursuant to paragraph (a)(ii)(A), (B) or (C) of this Section 3.1, the Warrant for the Warrant Price. The closing price of the Company Common Stock on Nasdaq or other securities exchange on which the Voting Stock is traded on the date of the Purchaser's Financing Issuance Notice shall be the "Estimated Purchase Price".

                 (iii) If the Company issues and sells the New Securities in the financing transaction, then the Purchaser shall be obligated to purchase (if it has elected to exercise its right to maintain in the Purchaser's Financing Issuance Notice) the Purchaser's Pro Rata Portion (or part thereof) for the Purchase Price and the Warrant for the Warrant Price (with such Purchase Price and Warrant Price based on the price per share paid by the ultimate investors in the financing); provided, however, that if a preliminary "red herring" prospectus is filed and the Fair Market Value of the Company's Common Stock is 10% greater than the Estimated Purchase Price as set forth in the Purchaser's Financing Issuance Notice at the closing of Nasdaq or other securities exchange on which the Voting Stock is traded on the date three (3) trading days after such filing, the Purchaser shall be under no obligation to purchase the Purchaser's Pro Rata Portion or the Warrant (even if it has elected to purchase the Purchaser's Pro Rata Portion and/or the Warrant in the Purchaser's Financing Issuance Notice) but shall have the right to buy the Purchaser's Pro Rata Portion, or any part thereof, and/or the Warrant (as applicable) if the Purchaser delivers a second Purchaser's Financing Issuance Notice within five (5) calendar days after the end of the three-day trading period set forth above, but the Purchaser shall then be committed in accordance with its election detailed in such Purchaser's Financing Issuance Notice. The closing of any purchases pursuant to this Section (b) shall take place contemporaneously with such financing, subject to the provisions of paragraph (e) below. If the Purchaser either (A) does not deliver a Purchaser's Financing Issuance Notice within the time periods specified above or (B) elects in the Purchaser's Financing Issuance Notice not to purchase the Purchaser's Pro Rata Portion or any part thereof and/or the Warrant (as applicable), the the Company shall not be obligated to sell to the Purchaser the Purchaser's Pro Rata Portion, and/or the Warrant, as the case may be.

            (c)    ACQUISITION ISSUANCES.

                   (i) No less than ten (10) calendar days after the issuance and sale of any New Securities for consideration consisting primarily of non-cash consideration, the Company shall notify the Purchaser of the Company's issuance by written dated notice (the "Company's Acquisition Issuance Notice") setting forth the number and type of New Securities, the calculation of the Purchaser's Pro Rata Portion, the Purchase Price, the Warrant Coverage and the Warrant Price as calculated by the Company according to a Black-Scholes Option Pricing Model. For purposes of this subsection (c), the Purchase Price shall be based on the value of the New Securities to be issued in the transaction as provided for in the principal agreement or document governing the transaction (such as an acquisition agreement). If such agreement does not provide a method for determining the value of the New Securities to be issued or there is no such acquisition agreement, the Purchase Price shall be determined based on the Fair Market Value (as defined in Article I hereof) of the New Securities to be issued in the transaction.

                   (ii) Within seven (7) calendar days after receipt by the Purchaser of the Company's Acquisition Issuance Notice, the Purchaser shall notify the Company by written notice (the "Purchaser's Acquisition Issuance Notice") stating whether the Purchaser desires to buy the Purchaser's Pro Rata Portion or any part thereof for the Purchase Price and/or the Warrant, as applicable, for the Warrant Price.

                   (iii) If the Purchaser either (A) does not deliver a Purchaser's Acquisition Issuance Notice within the time specified above or (B) elects in the Purchaser's Acquisition Issuance Notice not to purchase the Purchaser's Pro Rata Portion (or any part thereof) and/or the Warrant (as applicable), the Company shall not be obligated to sell to the Purchaser the Purchaser's Pro Rata Portion or the Warrant.

                   (iv) The Purchaser may, at any time and from time to time, in lieu of purchasing the Purchaser's Pro Rata Portion (or any part thereof) from the Company as permitted under this Section (c), purchase on the open-market such number of shares of Voting Stock as have the equivalent equity interest as such Purchaser's Pro Rata Portion. In order to be entitled to a Warrant pursuant to paragraph (a)(ii)(A) above with respect to any particular issuance of New Securities pursuant to this Section (c), such open market purchases must be made within sixty (60) calendar days from the date of receipt of the Company's Acquisition Issuance Notice. Purchaser may elect to purchase both from the Company and in the open market in its discretion in connection with any equity issuance subject to the Standstill Limit during the Standstill Period.

           (d)     OTHER ISSUANCES.

                   (i) No more than ten (10) calendar days after each six-month anniversary of the date of this Agreement (until the termination of the Standstill Period), the Company shall notify the Purchaser of the number of New Securities issued pursuant to the Company's employee stock plans, purchase plans or otherwise during such six month period by written dated notice (the "Company's Other Issuances Notice") setting forth the number and type of New Securities (such number to be net of any New Securities returned to an option plan), the calculation of the Warrant Coverage and the Warrant Price as calculated by the Company according to a Black-Scholes option pricing model. In the case of New Securities that are stock options issued pursuant to a Company employee stock option plan, the Purchaser's right to maintain under this subsection (d) shall relate to the Voting Stock underlying such stock options and the Purchase Price of such Voting Stock shall be the weighted average exercise price of such stock options regardless of the net effect of any New Securities returned to an option plan.

                   (ii) Within five (5) business days after receipt by the Purchaser of the Company's Other Issuances Notice, the Purchaser shall notify the Company by written notice (the "Purchaser's Other Issuances Notice") stating whether the Purchaser desires to buy the Warrant for the Warrant Price. If the Purchaser elects to purchase the Warrant, the closing of such transaction shall take place within three (3) business days after the Company's receipt of such notice in accordance with subsection (e) below.

           (e)     CLOSING; OTHER MATTERS.

                   (i) The purchase and sale of any New Securities and Warrants pursuant to this Section shall take place at the offices of the Company set forth in this Agreement at 10:00 a.m. on the earlier of the: (A) closing date specified in the applicable subsection of this Section or (B) the third (3rd) business day following the expiration or early termination of all waiting periods imposed on such purchase and sale by the HSR Act, or at such other time and place as the Company and the Purchaser may agree; provided however, that with respect to any Warrant that does not yet have a determined fair market value in accordance with paragraph (a)(ii) of this Section, then five (5) business days following the date of such determination or such other time and place as the Company and the Purchaser may agree.

                   (ii) The Company and the Purchaser shall use their best efforts to comply with all federal and state laws and regulations and Nasdaq and stock exchange listing requirements applicable to any purchase and sale of shares of New Securities and Warrants under this Section 3.1. The issuance of such shares shall be subject to compliance with applicable laws and regulations and requirements of Nasdaq and any applicable stock exchange.

                   (iii) Except as otherwise specifically provided herein, upon receipt of the applicable Purchaser's Notice by the Company, the Purchaser and the Company each shall be obligated, subject to the other terms and conditions of this Agreement, to consummate the purchase and sale contemplated by this Section 3.1 and shall use their best efforts to secure any approvals required in connection therewith.

                   (iv) In the event of any issuance of New Securities that occurs following the date of this Agreement but prior to the Closing, the Purchaser shall have the same rights with respect to the New Securities as are set forth in this Section 3.1 (as if the Purchaser then owned all of the Shares that it is expected to own as of the Closing), provided that the Purchaser shall be entitled to provide the applicable Purchaser's Notice and exercise its rights under this Section 3.1 at any time up to and including the sixtieth (60th) day following the Closing.

                   (v) Any Shares or Warrants acquired by the Purchaser hereunder, any Shares acquired upon exercise thereof, and all of Purchaser's rights to maintain, shall be subject to all restrictions and obligations of the Purchaser set forth elsewhere in this Agreement including, but not limited to, Section 2.1 of this Agreement.

     3.2    THE PURCHASER'S BOARD REPRESENTATION RIGHTS.

            (a) As a condition to the Closing, (i) the bylaws of the Company shall authorize eight (8) members of the Board of Directors of the Company, and (ii) the three persons designated by the Purchaser pursuant to
Section 5.12 of the Merger Agreement shall have been elected to the Company's Board of Directors.

            (b) So long as the Purchaser Beneficially Owns at least 10% of the Total Current Voting Power, the Company shall include in the slate of nominees recommended by the Company's management to shareholders for election as directors at any special or annual meeting of shareholders of the Company, commencing with the first meeting of shareholders following the Closing, and shall use its best efforts in all other respects to cause the election of, that number of persons designated by the Purchaser equal to the greater of (i) one, or (ii) that number determined by multiplying the then number of members of the Board of Directors by the percentage of Total Current Voting Power of the Company then owned by the Purchaser. If the calculation set forth in clause (ii) of the preceding sentence results in a whole number plus a fraction, the Purchaser shall only be permitted to designate such whole number of persons; provided however, that if the Purchaser Beneficially Owns more than 25% of the Total Current Voting Power of the Company and the Purchaser is not entitled pursuant to the foregoing calculation to appoint more than 25% of the members of the Board of Directors, then such fraction shall be rounded up to the next nearest whole number for purposes of determining the number of Purchaser designees on the Company's Board of Directors. The Company's Board of Directors and management shall vote all shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of such designee(s) of Purchaser. In the event that any such Purchaser Director shall cease to serve as a director for any reason (other than by virtue of Purchaser no longer being entitled to designate such director pursuant to the provisions of this Section 3.2(b)), the vacancy resulting thereby shall be filled by a designee of the Purchaser and the Company's Board of Directors shall promptly take all actions necessary to elect such designee of the

Purchaser and, during any period in which such a vacancy remains open, provided that the Purchaser has designated a nominee to fill such vacancy, the Company's Board of Directors shall not, without the Purchaser's written consent, take any action with respect to an Event Requiring Supermajority Board Approval other than to elect Purchaser's designee to fill such vacancy.

            (c) Notwithstanding anything to the contrary contained herein, at any time during the Standstill Period, the Purchaser shall not be entitled, and the Purchaser agrees not to cast votes for Purchaser Directors in excess of the lesser of (i) the number of Purchaser Directors which the Purchaser is entitled to elect pursuant to paragraph (b) above or (ii) 49.9% of the members of the Board of Directors. Subject only to the immediately preceding clause, nothing contained in this Agreement shall limit, restrict or prohibit the Purchaser's right to vote all of the Shares (and any other voting securities of the Company) Beneficially Owned by the Purchaser in favor of the Purchaser's designees for the Company's Board of Directors under Section 3.2(b) hereof.

            (d) In the event that the Purchaser's percentage Beneficial Ownership of the Total Current Voting Power is reduced because of any issuance of securities by the Company to which the Purchaser's rights set forth in
Section 3.1 do not apply, for a period of six months after the date of any such issuance, Purchaser's Beneficial Ownership of the Total Current Voting Power for purposes of paragraph (b) above shall be determined as if such issuance had not occurred.

            (e) During the Standstill Period, in the event that the number of Purchaser Directors exceeds the number of designees that Purchaser is entitled to designate pursuant to Section 3.2(b) (the "Excess Directors"), Purchaser shall cause that number of Excess Directors to resign and not stand for reelection in connection with any special or annual meeting of stockholders of the Company.

     3.3 SUPERMAJORITY BOARD RIGHTS. The Company shall not effectuate any Event Requiring Supermajority Board Approval without first having obtained Supermajority Board Approval; provided, however, that this section shall terminate and be of no further force and effect in the event that Purchaser's percentage Beneficial Ownership of the Total Outstanding Company Equity falls below 10%.


                                 ARTICLE IV

                              MUTUAL COVENANTS

     4.1 EVENTS REQUIRING DISINTERESTED BOARD APPROVAL. Until such time as the Purchaser owns 90% of the Total Current Voting Stock, no party hereto (including any Affiliate of such party) shall effectuate an Event Requiring Disinterested Board Approval without first having obtained Disinterested Board Approval with respect to such event.

     4.2 EVENTS REQUIRING DISINTERESTED SHAREHOLDER APPROVAL. Until such time as the Purchaser owns 90% of the Total Current Voting Stock, no party hereto (including any Affiliate of such party) shall effectuate an Event Requiring Disinterested Shareholder Approval without first having obtained Disinterested Shareholder Approval with respect to such event; provided however, that Disinterested Shareholder Approval shall not be required, if on the record date for such approval of such Event Requiring Disinterested Shareholder Approval, the Purchaser Beneficially Owns less than 25% of the Total Current Voting Power.

     4.3 AMENDMENT OF CHARTER DOCUMENTS. Not later than the Effective Time (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement), the Board of Directors shall amend the Company's bylaws to carry out the purposes of the provisions of Sections 4.1 and 4.2.

     4.4 POISON PILL LIMITATION. Purchaser agrees that the Company may adopt a "poison pill" share purchase rights plan, provided that such plan excludes from the definition of "Acquiring Person" therein Purchaser and wholly owned (direct or indirect) subsidiaries of the Purchaser so long as neither Purchaser nor any Purchaser Affiliate has breached the provisions of
Section 2.1 (a), (d), (e) or (f) of this Agreement and so long as Purchaser Beneficially Owns at least 5% of the Total Current Voting Power.

     4.5 PURCHASER TENDER OFFER. Following the Standstill Period, Purchaser and Purchaser's Affiliates (or any 13D Group that includes Purchaser or any Affiliate of Purchaser) shall be entitled to commence a tender or exchange offer to purchase or exchange for cash or other consideration any Voting Stock provided that such offer is conditioned upon a majority of the shares of Voting Stock held by Disinterested Shareholders tendering their shares of Voting Stock, and provided further, that such offer may not be consummated unless a majority of the shares of Voting Stock held by Disinterested Shareholders are tendered and not withdrawn with respect to such tender or exchange offer.


                                  ARTICLE V

                                MISCELLANEOUS

     5.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware.

     5.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the Closings of the transactions contemplated hereby.

     5.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be assigned by a party without the prior written consent of the other party except by operation of law, in which case the assignee shall be subject to all of the provisions of this Agreement.

     5.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with-regard to the subject hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, including on behalf of the Company, Disinterested Director Approval.

     5.5    NOTICES, ETC.   All notices and other communications required or
permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, or by telephone facsimile, addressed:

                (f)   If to the Purchaser, to:

                      The Walt Disney Company
                      500 South Buena Vista Street
                      Burbank, CA 91521
                      Attn:  Chief Financial Officer and
                      Attn: General Counsel
                      (Telephone)  (818) 560-4370
                      (Facsimile)   (818) 563-4160

With a copy to:

                      O'Melveny & Myers LLP
                      400 S. Hope Street
                      Los Angeles, CA 90071
                      Attn:  C. James Levin, Esq.
                      (Telephone)  (213) 430-6578
                      (Facsimile)   (213) 430-6407

With a copy to:

                      Dewey Ballantine LLP
                      1775 Pennsylvania Avenue
                      Washington DC 20006-4605
                      Attn:  Joseph M. Pari
                      (Telephone) (202) 862-4516
                      (Facsimile)   (202) 862-1093

               (g)    If to the Company, to:

                      Infoseek Corporation
                      1399 Moffett Park Drive
                      Sunnyvale, CA 94089
                      Attn: Harry M. Motro, President & CEO
                      Attn:  Andrew E. Newton, Esq.
                      (Telephone) (408) 543-6000
                      (Facsimile)  (408) 734-9350

With a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      Two Palo Alto Square
                      Palo Alto, CA  94306
                      Attn:  David J. Segre, Esq.
                      (Telephone) (650) 493-9300
                      (Facsimile) (650) 493-6811

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by telephone facsimile, upon confirmation of receipt.

     5.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a party under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     5.7 EXPENSES. Except as otherwise specifically provided, the Company and Purchaser shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby, provided, that the Purchaser shall pay any filing fee required under the HSR Act arising out of this Agreement or the transactions contemplated hereby, including any issuances and sales of New Securities or Warrants pursuant to Purchaser's rights to maintain set forth in Section 3.1 above.

     5.8 SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damage would not be compensable in money damages and that it would be extremely difficult or impracticable to measure the resultant damages. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or equity, and such party that is sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate and expressly waives any requirement in an action for specific performance for the posting of a bond by the party bringing such action.

     5.9 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor the Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

     5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     5.11 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

     5.12 CAPTIONS. Headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

     5.13 ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    "COMPANY"

                                    INFOSEEK CORPORATION



                                    By  /s/ Harry M. Motro
                                      ------------------------------
                                       Name: Harry M. Motro
                                       Title: President and CEO


                                    "PURCHASER"

                                    THE WALT DISNEY COMPANY



                                    By  /s/ John R. Ball
                                      ------------------------------
                                       Name: John R. Ball
                                       Title: Vice President


                                    DISNEY ENTERPRISES, INC.



                                    By  /s/ John R. Ball
                                      ------------------------------
                                       Name: John R. Ball
                                       Title: Vice President